                                                         For Information
                                                         Mark A. Hellerstein
                                                         Robert T. Hanley

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES 2002 CAPITAL EXPENDITURES BUDGET, YEAR END 2001
                           RESERVES AND OTHER MATTERS

DENVER, February 5, 2002 - St. Mary Land &Exploration Company (Nasdaq: MARY)
announced today that its capital expenditures budget for 2002 is $164 million.
The 2002 budget represents a 10% decrease from the $182 million forecasted capital expenditures for 2001. The budget includes $104 million for exploration and development and $60 million for property acquisitions. Approximately 32% of the exploration and development budget is being allocated to the Mid-Continent region, 21% to the Williston Basin, 17% to the Gulf Coast and Gulf of Mexico
region, 13% to the ArkLaTex region, 9% to the Permian Basin and 8% to unconventional gas projects.

St. Mary also announced that oil and gas reserves at December 31, 2001 increased
9% from year end 2000 to 383 BCFE, which is net of a year-end 2001 reserve reduction of 32 BCFE due to the difference in commodity prices at year-end 2001 versus prices at year-end 2000. The Company replaced 165% of its estimated 2001 production (225% excluding the 32 BCFE adjustment due to commodity prices) at an all-inclusive finding cost of $2.03 per MCFE. Excluding the $10.8 million spent in 2001 on pre-production costs for unconventional gas properties, the finding cost was $1.91 per MCFE. Adding back the 32 BCFE adjustment due to commodity prices, finding costs were $1.50 per MCFE including the pre-production costs for unconventional gas properties, and $1.41 per MCFE excluding those costs.

St. Mary announced it has sold the remaining shares of KMOC stock, which it acquired from the sale of its interest in the Chernogorskoye Russian oil project. Proceeds, net of commissions were $2.5 million resulting in a first quarter 2002 gain of approximately $844,000.

St. Mary previously hedged a portion of its oil and gas production with Enron
North America Corp., but under the terms of the contracts elected to terminate the contracts in November 2001 with mark-to-market unrealized undiscounted hedge amounts becoming due at that time. Since the commodity hedges with Enron North
America Corp. may not be collectible, St. Mary is required by accounting rules to recognize a $1.6 million pre-tax non-cash charge to earnings at December 31,
2001. As the Enron hedges mature over their original lives, non-cash gains equal to the charge recognized in 2001 will be realized. It is estimated that 80% of the gain will be realized in 2002 and 20% will be realized in 2003.

 Management of St. Mary believes the growing demand for natural gas in the
United States under normal economic conditions can only be met by the development of unconventional reserves that have until now been marginally economic. The Company has acquired leases and options to earn leases in the
Rocky Mountain States on more than 135,000 acres of prospective gas reserves in coal beds and tight gas sands in anticipation of improving commodity prices.
Preliminary production testing and permitting investigations are currently being conducted. The Company spent $10.8 million on these projects in 2001 and has included $8.5 million for these projects in its 2002 capital expenditures budget.

The Company updated its forecast for the fourth quarter and full year of 2001 as follows:

                                          4th Quarter                Year
                                        --------------              ------
    Production                          13.5 - 14.0 BCFE       53.5 - 54.5 BCFE
    Lease operating expenses,
     including production taxes and
     transportation                    $1.02 - $1.07/MCFE     $1.00 - $1.05/MCFE
    General and administrative exp.     $.10 - $ .15/MCFE     $ .20 - $ .24/MCFE
    Depreciation, depletion &amort.$ .95 - $1.00/MCFE     $ .98 - $1.02/MCFE
    Exploration expense                  $4.2 - $4.7 MM       $19.0 - $19.5 MM
    Abandonment & impairment of
     proved properties                   $2.0 - $2.2 MM        $3.7 - $3.9 MM

Excluding commodity hedge positions with Enron, St. Mary currently has the following hedges in place:
                                         Average         Average
                                          Daily           Fixed
                            Year          Volume          Price
                            ----          ------          -----
                  Gas       2002        48,220 MMbtu      $2.84
                            2003         5,510 MMbtu      $3.01
                            2004         1,945 MMbtu      $3.04
                  Oil       2002         3,220 Bbls      $24.69
                            2003         1,640 Bbls      $22.67

The Company's forecast for the first quarter and the full year of 2002 is as follows:

                                            1st Quarter                Year
                                           --------------             ------
    Production                            13.5 - 14.5 BCFE          57 - 59 BCFE
    Lease operating expenses,
     including production taxes and
     transportation                       $.95- $1.05/MCFE      $.95 -$1.05/MCFE
    General and administrative exp.       $.20 -$ .24/MCFE      $.20 -$ .24/MCFE
    Depreciation, depletion &amort.   $.95 -$1.05/MCFE      $.95 -$1.05/MCFE

St. Mary is scheduled to release year-end 2001 earnings after the close of the market on February 19, 2002. The teleconference call to discuss the results of
2001 is scheduled February 20, 2002 at 8:00 am (MST). The call participation number is 888-424-5231. In addition the call will be broadcast live online at
www.stmaryland.com. The phone number for a replay of the call will be announced prior to February 20.

This release contains forward looking statements within the meaning of securities laws, including information regarding the budgeted capital expenditures of St. Mary for 2002. The words "will," "believe," "anticipate,"
"intend," "estimate," and "expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating service availability and risks, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other matters discussed under the "Risk Factors" section of St.
Mary's 2000 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.